Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2006 First Quarter Results

    ST. LOUIS--(BUSINESS WIRE)--April 27, 2006--Build-A-Bear Workshop, Inc. (NYSE: BBW):

    -- First quarter earnings per diluted share were $0.41 including stock-based compensation expense of $0.02, vs. $0.40 in fiscal 2005.

    -- Fiscal 2006 earnings guidance remains $1.44 to $1.53 per diluted share. Guidance includes UK acquisition impacts of approximately $0.10 to $0.13 per diluted share, stock-based compensation expense of approximately $0.08 per diluted share and distribution center transition cost of approximately $0.04 per diluted share.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, announced that total revenue for the fiscal 2006 first quarter (13 weeks ended April 1, 2006) increased 14.6% to $98.6 million, compared to $86.1 million in the prior year's first quarter (13 weeks ended April 2, 2005).
    First quarter net income increased 4.7% to $8.3 million, or $0.41 per diluted share. These results, which include the impact of $0.02 per share for stock-based compensation expenses, compare to net income of $8.0 million, or $0.40 per diluted share in last year's first quarter.
    "We are pleased with our performance and progress in the first quarter, especially since the first quarter of last year included sales generated by the Easter Holiday. This year, the Easter holiday fell in April and is in our second quarter," said Maxine Clark, chairman and chief executive bear. "Results were in-line with our plans, and we also made progress on several important strategic initiatives, including the acquisition of The Bear Factory and our franchisee in the United Kingdom. In addition, construction of our new Ohio distribution center remains on schedule and on budget with plans to become operational this fall. Finally, we added Singapore to our international franchise family. With new store openings, new ballpark stadium stores, our first store in a zoo, and over 25 event visits scheduled for our Build-A-Bear Workshop On Tour mobile store, we continue to take our brand to wherever families go to have fun."

    Fiscal 2006 First Quarter

    Fiscal 2006 first quarter total revenue includes net retail sales of $97.7 million, an increase of $12.0 million or 14.0% compared to last year's first quarter. Net retail sales growth was primarily driven by the addition of new stores opened during the past twelve months and an increase in Internet sales of 16.6% to $2.5 million. Comparable store sales declined 3.8%. First quarter total revenue includes revenue from international franchise fees and third-party licensing totaling $901,000, an increase of $565,000 compared to last year's first quarter.
    First quarter net income growth of $0.4 million, compared to the fiscal 2005 first quarter, was driven primarily by higher net retail sales, lower store preopening costs, and higher interest income, partially offset by higher stock-based compensation expense. Retail gross margin rate decreased to 49.0%, down from 50.5% in the fiscal 2005 first quarter. Selling, general and administrative expense as a percent of total revenue increased to 35.9% from 34.7% primarily due to higher stock-based compensation and performance-based bonus expenses.
    Fiscal 2006 first quarter results include the impact of stock-based compensation expense of $0.5 million pretax ($0.3 million net of tax or $0.02 per diluted share). Fiscal 2005 first quarter results include the impact of stock-based compensation expense of $61,000 pretax ($38,000 net of tax and no per share impact).
    During the 2006 first quarter, the company opened two new Build-A-Bear Workshop(R) retail stores in the United States and Canada, as planned. This compares to opening three new Build-A-Bear Workshop stores during the 2005 first quarter. In addition, the company opened one new ballpark store - in San Francisco's AT&T Park - the first store in a zoo at the Saint Louis Zoo, and one new friends 2B made store in the newly remodeled and expanded Myrtle Beach South Carolina Build-A-Bear Workshop store. A second new ballpark store at the new Busch Stadium - home of the St. Louis Cardinals - in St. Louis opened in early April along with three ballpark store reopenings in Philadelphia, Cincinnati and Cleveland.
    Build-A-Bear Workshop stores at the end of the first quarter totaled 193 in the United States and nine in Canada. During the quarter the international franchisees opened no new international stores; international stores totaled 30 at the end of the first quarter.

    U.K. Acquisition Update

    On April 3, 2006, the company announced that it had completed the acquisition of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., its franchisee in the U.K.
    The acquisition includes 29 Bear Factory stores - 28 stores in the UK and one in the Irish Republic - and 11 Amsbra stores. The company will convert the Bear Factory stores to Build-A-Bear Workshop stores starting in May and complete the store conversion in time for the 2006 holiday season.

    International Franchising

    In February, the company signed a franchise agreement to open Build-A-Bear Workshop stores in Singapore. This recent agreement brings the total number of international countries with franchise agreements to fourteen. Those countries include Australia, Belgium, Denmark, France, India, Japan, Luxembourg, the Netherlands, Norway, the Republic of China (Taiwan), Singapore, South Korea, Sweden and Thailand. In fiscal 2005, revenue from international franchise fees totaled $2.0 million. The company expects fiscal 2006 international franchise fee revenue to total approximately $3.0 million. International franchise fee revenue excludes U.K.-based stores which are now reflected in retail sales following the acquisition of Amsbra, Ltd.

    Outlook for 2006

    The company reaffirmed its previous guidance for fiscal 2006 (52 weeks ended Dec. 30, 2006) of earnings per share (EPS) to be in the range of $1.44 to $1.53. This guidance includes the anticipated U.K. acquisition impacts of approximately $0.10 to $0.13 per diluted share, stock-based compensation expense of approximately $0.08 per diluted share ($2.7 million pretax, $1.7 million net of tax) and distribution center transition costs of approximately $0.04 per diluted share ($1.4 million pretax, $0.9 million net of tax).
    The U.K. acquisition impacts primarily reflect costs associated with rebranding, store conversion, and integration of the Bear Factory stores, as well as a reduction in franchise fee revenue and lower interest income.
    Build-A-Bear Workshop expects to open approximately 30 new Build-A-Bear Workshop stores in the United States and Canada and approximately five new friends 2B made(R) stores in fiscal 2006. Fourteen of the new U.S. and Canada stores are planned to open in the second quarter. In the UK, the company plans to open three to five new Build-A-Bear Workshop stores in fiscal 2006; international franchisees expect to open up to 20 new stores.

    Other News

    Build-A-Bear Workshop will host its Annual Meeting of Shareholders on Thursday, May 11, 2006, at 10:00 a.m. local time (CDT) at the McDonnell Center at River Camp at the Saint Louis Zoo, in St. Louis, Missouri. The company will broadcast the meeting over the Internet via webcast. The webcast will be accessible through the Investor Relations page of the Build-A-Bear Workshop corporate web site, http://ir.buildabear.com. Following the live meeting, a replay of the webcast will be available until the next annual meeting.

    Today's Conference Call Webcast

    Today at 10:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2006 first quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 240 stores in the United States, Canada and the United Kingdom. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR
(2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may not realize some of the expected benefits of the acquisition of Amsbra and The Bear Factory; we may be unable to construct and/or effectively run our own warehouse and distribution center; we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Operations
        (dollars in thousands, except share and per share data)

                                   13 Weeks             13 Weeks
                                     Ended               Ended
                               April 1,    % of     April 2,    % of
                                 2006      Total     2005       Total
                                          Revenues            Revenues
                                            (1)                 (1)
                              ----------- --------------- ---- -------
Revenues:
 Net retail sales            $    97,730    99.1%$    85,723     99.6%
 Franchise fees                      690     0.7         306      0.4
 Licensing revenue                   211     0.2          30      0.0
                              ----------- ------- ----------- --------
   Total revenues                 98,631   100.0      86,059    100.0
                              ----------- ------- ----------- --------
Costs and expenses:
 Cost of merchandise sold         49,860    51.0      42,397     49.5
 Selling, general and
  administrative                  35,451    35.9      29,845     34.7
 Store preopening                    615     0.6       1,188      1.4
 Interest expense (income),
  net                               (866)   (0.9)       (368)    (0.4)
                              ----------- ------- ----------- --------
   Total costs and expenses       85,060    86.2      73,062     84.9
                              ----------- ------- ----------- --------
   Income before income taxes     13,571    13.8      12,997     15.1
Income tax expense                 5,225     5.3       5,029      5.8
                              ----------- ------- ----------- --------
   Net income                $     8,346     8.5 $     7,968      9.3
                              ===========         ===========

Earnings per common share:
 Basic                       $      0.42         $      0.41
                              ===========         ===========
 Diluted                     $      0.41         $      0.40
                              ===========         ===========
Shares used in computing common per share amounts:
 Basic                        20,078,876          19,274,625
 Diluted                      20,401,378          20,123,927


(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales.
     Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)

                                                    April 1,  December
                                                                 31,
                                                     2006       2005
                                                   --------- ---------
                      ASSETS
Current assets:
  Cash and cash equivalents                         $43,398   $90,950
  Cash in escrow                                     36,893         -
  Inventories                                        43,591    40,157
  Receivables                                         7,297     6,629
  Prepaid expenses and other current assets           7,344     6,839
  Deferred tax assets                                 3,347     3,232
                                                   --------- ---------
     Total current assets                           141,870   147,807

Property and equipment, net                          95,194    89,973
Note receivable from franchisee                       4,517     4,518
Other intangible assets, net                          1,340     1,454
Other assets, net                                     2,443     2,356
                                                   --------- ---------
 Total Assets                                      $245,364  $246,108
                                                   ========= =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $32,265   $34,996
  Accrued expenses                                   12,371    15,792
  Gift cards and customer deposits                   16,116    22,865
  Deferred revenue                                    7,795     7,508
                                                   --------- ---------
     Total current liabilities                       68,547    81,161
                                                   --------- ---------

Deferred franchise revenue                            2,740     2,306
Deferred rent                                        33,116    30,687
Other liabilities                                       550       586
Deferred tax liabilities                                278     1,011

Stockholders' equity:
  Common stock, par value $0.01 per share               204       201
  Additional paid-in capital                         85,246    85,259
  Treasury stock                                       (211)        -
  Retained earnings                                  55,046    46,700
  Notes receivable from officers                       (152)     (151)
  Unearned compensation                                   -    (1,652)
                                                   --------- ---------
     Total stockholders' equity                     140,133   130,357
                                                   --------- ---------
Total Liabilities and Stockholders' Equity         $245,364  $246,108
                                                   ========= =========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Cash Flows
                        (dollars in thousands)

                                                  13 Weeks   13 Weeks
                                                    Ended      Ended
                                                   April 1,   April 2,
                                                    2006        2005
                                                 ---------- ----------

Cash flows from operating activities:
  Net income                                         $8,346    $7,968
  Adjustments to reconcile net income to
   net cash from operating activities:
   Depreciation and amortization                      4,782     4,165
   Deferred taxes                                      (847)     (686)
   Tax benefit from stock option exercises             (405)    2,095
   Loss (gain) on disposal of property and
    equipment                                           (13)      112
   Stock-based compensation                             493        61
   Change in assets and liabilities:
    Inventories                                      (3,435)      (28)
    Receivables                                        (667)      319
    Prepaid expenses and other assets                  (504)      289
    Accounts payable                                 (2,731)   (3,884)
    Accrued expenses and other liabilities           (6,772)   (5,240)
                                                 ---------- ----------
     Net cash provided by (used in) operating
      activities                                     (1,753)    5,171
                                                 ---------- ----------
Cash flows from investing activities:
  Purchases of property and equipment                (9,662)   (5,501)
  Purchases of other assets                            (301)     (270)
  Escrow deposit                                    (36,893)        -
                                                 ---------- ----------
     Net cash used in investing activities          (46,856)   (5,771)
                                                 ---------- ----------
Cash flows from financing activities:
  Exercise of employee stock options and employee
   stock purchases                                      652     2,237
  Collection of note receivable from officer              -     1,645
  Tax benefit from stock option exercises               405         -
                                                 ---------- ----------
     Net cash provided by financing activities        1,057     3,882
                                                 ---------- ----------
Net increase (decrease) in cash and cash
 equivalents                                        (47,552)    3,282
Cash and cash equivalents, beginning of period       90,950    67,327
                                                 ---------- ----------
Cash and cash equivalents, end of period            $43,398   $70,609
                                                 ========== ==========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
              Unaudited Selected Financial and Store Data
            (dollars in thousands, except square foot data)

                                                   13 Weeks  13 Weeks
                                                     Ended     Ended
                                                    April 1,  April 2,
                                                     2006       2005
                                                  ---------- ---------
Other financial data:
   Gross margin ($) (1)                          $   47,870    43,326
   Gross Margin (%) (1)                               48.98%    50.54%
   Capital expenditures                          $    9,662     5,501
   Depreciation and amortization                 $    4,782     4,165


Store data (2):
   Number of stores at end of period                    202       173
   Store square footage at end of period            623,360   522,630
   Comparable store sales change (%) (3)              (3.8)%      5.4%


(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2) Excludes our webstore and seasonal and event-based locations.
(3) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

    CONTACT: Build-A-Bear Workshop Inc., St. Louis
             Investors:
             Molly Salky, 314.423.8000 x5353
             or
             Media:
             Jill Saunders, 314.423.8000 x5293